Exhibit 99.50

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Clearwire Corporation, a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: December 13, 2012

Sprint Nextel Corporation

By	/s/ Charles R. Wunsch
Name: Charles R. Wunsch
Title: Senior Vice President, General Counsel and Corporate Secretary

Sprint HoldCo, LLC

By	/s/ Charles R. Wunsch
Name: Charles R. Wunsch
Title: President

SN UHC 1, Inc.

By	/s/ Charles R. Wunsch
Name: Charles R. Wunsch
Title: President